UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/28/2005

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 28, 2005, Ceco Environmental Corp. (the "Company") entered into a new $16.1 million credit facility (the "New Facility"). The New Facility was entered into among the Company, Ceco Group, Inc, Ceco Filters, Inc., New Busch Co., Inc., The Kirk & Blum Manufacturing Company, Kbd/Technic, Inc., CecoAire, Inc, Ceco Abatement Systems, Inc. (all of which are direct or indirect subsidiaries of the Company and collectively with the Company, the "Borrowers") and Fifth Third Bank, an Ohio banking corporation. On December 29, 2005, the Company drew down on the New Facility and repaid and terminated its existing credit facilities, in the amount of $7.1 million. The New Facility is secured with all of the assets of the Borrowers, including without limitation, inventory, accounts, patents, trademarks, and real estate.

The New Facility consists of a term loan in the amount of $3.1 million and a revolving loan of up to $13.0 million and is available (a) to refinance existing indebtedness of the Company, and (b) for general corporate purposes. The interest rate for the term loan is based upon the prime rate plus 2.0% and the interest rate for the revolving loan is based upon the prime rate plus 2.25%. Under the revolving loan, the Borrowers may request the bank to issue letters of credit, for which a fee is charged in the amount of 3.0% per annum on the amount on each letter of credit issued. The Borrowers must also pay a monthly collateral management fee of $1,000 and a monthly fee on the unused portion of the revolving loan in an amount equal to (i) the amount of the average unused revolving credit line in the previous calendar month multiplied by (ii) .5% multiplied by a fraction, the numerator of which is the number of days in the previous calendar month and the denominator of which is 360.

The New Facility contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, the following financial covenants: (a) the Maximum Total Funded Debt to Adjusted EBITDA Ratio for any consecutive period of four fiscal quarters ending on the last day of a fiscal quarter may not exceed 3.20 to 1.0; and (b) the Fixed Charge Coverage Ratio for any consecutive period of four fiscal quarters ending on the last day of a fiscal quarter may not be less than 1.10 to 1. A violation of these covenants could result in a default under the New Facility, which could permit the bank to restrict the Company's ability to access the New Facility and require the immediate repayment of any outstanding advances under the New Facility. The New Facility has a termination date of January 31, 2007.

The description set forth herein of the terms and conditions of the New Facility is qualified in its entirety by reference to the full text of such agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference into this Item 1.01.

On January 4, 2006, CECO issued a press release announcing the New Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This report contains statements about the future, sometimes referred to as "forward--looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose,""plan," "intend" and similar words and expressions. Forward-looking statements are subject to risks and uncertainties outside CECO's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see CECO's other SEC reports.

Item 1.02.    Termination of a Material Definitive Agreement

On December 29, 2005, in connection with the Company's entry in the New Facility, the Credit Agreement dated as of December 7, 1999 among the Company, CECO Group, Inc., CECO Filters, Inc., Air Purator Corporation, New Busch Co., Inc., The Kirk & Blum Manufacturing Company, Kbd/Technic, Inc. and CECO Abatement Systems, Inc. and Fifth Third Bank, as it had been amended from time to time, and all promissory notes in connection therewith were terminated.

The Company terminated such Credit Agreement listed above in connection with the entry into the $16.1 million New Facility described in Item 1.01. No early termination penalties were incurred by the Company as a result of the termination of such credit facility.

The 2004 Facility had been available for general corporate purposes, provided for maximum borrowings of $13.1 million and was scheduled to mature on January 1, 2006.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the discussion set forth in response to Item 1.01, which is hereby incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 Credit Agreement (Schedules Omitted)
Exhibit 99.1 Press Release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: January 04, 2006	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President--Finance and Administration

Exhibit Index

Exhibit No.	Description
EX-10.1	Credit Agreement
EX-99.1	Press Release